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                        [LETTERHEAD OF WILLKIE FARR & GALLAGHER]


May 26, 1995



The Topps Company, Inc.
1 Whitehall Street
New York, New York 10004

Ladies and Gentlemen:

We have acted as counsel to The Topps Company, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on May 26, 1995, in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of an aggregate of 490,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), issuable upon exercise of stock options granted or to be granted under The Topps Company, Inc. 1994 Non-Employee Director Stock Option Plan (the "Plan").

As counsel for the Company, we have examined, among other things, such federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan for consideration of at least $0.01 per share, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York and do not purport to be experts in the laws of jurisdictions other than the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

Very truly yours,



/s/ Willkie Farr & Gallagher
Willkie Farr & Gallagher